Exhibit 99.6


                                 AMENDMENT
                                     to
                          ASSET PURCHASE AGREEMENT


     AMENDMENT (this "Amendment"), dated as of December 5, 2002, to the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of August 8, 2002, as amended by a letter agreement dated November 26, 2002, between Ultrak, Inc., a Delaware corporation ("Ultrak," and together with the entities listed on Schedule A thereto, the "Sellers"), and Honeywell International Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

                                  RECITAL
                                  -------

     WHEREAS, the parties have agreed to amend the Asset Purchase
Agreement, but only upon the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.   Sale and Purchase of the Purchased Assets.
     -----------------------------------------

     Section 1.1(a) of the Asset Purchase Agreement shall be amended to read in its entirety as follows:

     "(a) Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, and the Purchaser will purchase, all of the Purchased Assets for an aggregate purchase price of $36,000,000 (the "Purchase Price"), (i) $28,385,000 of which will be payable in cash at the Closing (the "Initial Purchase Price"), (ii) $5,400,000 (the "Deferred Purchase Price") of which will be payable in cash in three equal disbursements of $1,800,000 each, plus interest accrued thereon since the Closing Date at the Base Rate (as defined in Section 1.3(d) below), with the first disbursement to occur on the date that is 6 months following the Closing Date, the second disbursement to occur on the date that is 12 months following the Closing Date and the final disbursement to occur on the date that is 18 months following the Closing Date and (iii) $2,215,000 (the "Lectrolarm Holdback") that will be payable as provided in Section 1.3(g) below together with interest accrued thereon since the Closing Date at the Lectrolarm Rate; provided, however, that the first two disbursements of the Deferred Purchase Price shall be subject to reduction (without duplication) in amounts equal to (i) any Closing Deficit (as defined in
Section 1.3(d) below), (ii) any Losses (as defined in Section 8.2 below) actually incurred by the Purchaser not related to third party claims for which the Purchaser is entitled to indemnification pursuant to Section 8.2, it being understood that any amounts not disbursed by the Purchaser for Losses incurred pursuant to this clause (ii), if related to a claim made pursuant to Section 8.2(b), must be in excess of any remaining Deductible (as defined in Section 8.4) and (iii) any amount related to claims made by third parties against the Purchaser or its Affiliates for which they are entitled to indemnification pursuant to Section 8.2. The third and final disbursement of the Deferred Purchase Price shall be subject to reduction in amounts described in clauses (i) through (iii) above, as well as for amounts equal to any good faith claims made by the Purchaser against the Sellers for indemnification pursuant to Article VIII that remain unresolved at the time of such disbursement ("Unresolved Claims"). Notwithstanding the foregoing, the parties hereto agree that once the aggregate amount of the Purchaser's Losses incurred pursuant to Section 8.2(b) has reached the Deductible, the Deferred Purchase Price shall be subject to reduction in all amounts described in clauses (ii) and (iii) above. No interest shall accrue or be paid to Sellers with respect to any portion of the Deferred Purchase Price not disbursed to Sellers pursuant to clauses (i), (ii) or
(iii) above. In the event of a dispute between the Sellers and the Purchaser in connection with any scheduled disbursement of the Deferred Purchase Price, the parties shall resolve such dispute pursuant to Section
9.13 hereof. Any amounts for Unresolved Claims that are resolved in favor of Sellers following the final disbursement of the Deferred Purchase Price shall be promptly paid to Sellers plus interest accrued thereon since the Closing Date computed using the Base Rate upon resolution of such Unresolved Claims. The Purchase Price shall be subject to adjustment as hereinafter provided in Section 1.3. All amounts owed under the License Agreement shall be deducted from the Lectrolarm Holdback and not from the Deferred Purchase Price; provided, however, that any Losses or Unresolved Claims that arise from or relate to the $250,000 initial royalty payment due under the License Agreement shall be deductible from the Deferred Purchase Price."

2.   Section 1.3(g) (Post-Closing Purchase Price Adjustment).
     -------------------------------------------------------

     A new Section 1.3(g) shall be added to the Asset Purchase Agreement to read in its entirety as follows:

     "(g) The Lectrolarm Holdback shall be disbursed by the Purchaser to Lectrolarm pursuant to the terms of the Lectrolarm License with respect to sales by the Purchaser of those Products that were formerly sold by the Sellers and any new models of such Products which are covered by the royalty obligations of the Lectrolarm License. Any unused balance of the Lectrolarm Holdback plus interest thereon at the Lectrolarm Rate from the Closing Date shall be paid by the Purchaser to the Sellers promptly (and in any event within five (5) days) upon termination or expiration of the Lectrolarm License pursuant to its terms or after a decision by a court of competent jurisdiction that is either not timely appealed or from which no appeal can be taken holding that either (i) the Lectrolarm Patent is invalid or (ii) none of the Products that require royalty payments under the Lectrolarm License infringe the Lectrolarm Patent. Amounts in the Lectrolarm Holdback shall accrue interest at the Lectrolarm Rate from the Closing Date until disbursed pursuant to the Lectrolarm License. After disbursement of the Lectrolarm Holdback, as described above in this Section 1.3(g), 50% of any interest, if any, accrued on the Lectrolarm Holdback at the Lectrolarm Rate that has not been disbursed to Lectrolarm or the Sellers shall be paid by the Purchaser to the Sellers and the other 50% of such interest shall be retained by the Purchaser. The Purchaser shall promptly provide the Sellers with copies of royalty reports made to Lectrolarm under the License Agreement. Upon written request by the Sellers, the Purchaser will make available to the Sellers during normal business hours all records related to the sales of the Products requiring a royalty payment under the Lectrolarm License and all royalty payments to Lectrolarm from the Lectrolarm Holdback as the Sellers may reasonably request. The Purchaser understands and agrees that Lectrolarm License only applies to the Products and any new models of Products of the Business. Except for the Sellers' failure to pay amounts owed by them under the Lectrolarm License, including but not limited to the $250,000 initial royalty payment due thereunder, and except for any fraud, willful misconduct or bad faith of the Sellers, the Purchaser shall not make any claims against the Sellers with respect to the Lectrolarm Patent or the Lectrolarm License that relate to the Products that were formerly sold by the Sellers and any new models of such Products that require royalty payments under the Lectrolarm License. In the event of a dispute between the Sellers and the Purchaser in connection with the Lectrolarm Holdback, the Sellers and the Purchaser shall resolve such dispute pursuant to
Section 9.13 hereof."

3.   Section 7.3 (Conditions to Obligations of the Purchaser).
     --------------------------------------------------------

     a. Section 7.3(t) of the Asset Purchase Agreement shall be amended to read in its entirety as follows:

     "(t) Intentionally omitted."

     b. Section 7.3(w) of the Asset Purchase Agreement shall be amended to read in its entirety as follows:

     "(w) Non-infringement Opinion. The executed legal non-infringement opinion of George R. Schultz addressed and delivered to the Purchaser with respect to Patent No. 5627616 shall not have been withdrawn or changed or modified in a manner adverse to the Purchaser as determined by the Purchaser."

     c. A new Section 7.3(z) shall be added to the Asset Purchase Agreement to read in its entirety as follows:

     "(z) Lectrolarm License. The Business has acquired a license to the Lectrolarm Patent (the "Lectrolarm License") (a copy of which is attached hereto as Exhibit 7.3(z)) and such license is in full force and effect. The Lectrolarm License is fully transferable to the Purchaser and its assigns without restriction and without cost or other charge to the Purchaser or assignee whatsoever and shall be assigned to the Purchaser (or its assigns) on the Closing Date in a form satisfactory to the Purchaser. The Sellers shall have complied with the Lectrolarm License and the Lectrolarm License shall be in full force and effect and all required payments shall have been made thereunder through the Closing, including but not limited to the $250,000 initial royalty payment due thereunder."

4.   Section 9.15 (Maxpro/VST Legal Fees).
     ------------------------------------

     A new Section 9.15 shall be added to the Asset Purchase Agreement to read in its entirety as follows:

     "Maxpro/VST Legal Fees. The Sellers shall bear and pay all of the legal fees and expenses of counsel (including but not limited to Colby Williams at the law firm of Campbell and Williams and Gardere Wynne Sewell
LLP) incurred, whether billed or unbilled, in connection with the Maxpro Litigation through the date of the Closing. At the Closing, the Sellers shall deliver a cashiers check payable to Campbell and Williams for services rendered and expenses incurred to such date. The Purchaser shall bear and pay all of the legal fees and expenses of counsel incurred after the Closing Date in connection with the Maxpro Litigation. Prior to the Closing Date, the Sellers shall not enter into any settlement agreement, judgment or other resolution with respect to the Maxpro Litigation without the prior written consent of the Purchaser. Any such settlement, judgment or resolution of the Maxpro Litigation shall be freely assignable to the Purchaser and shall be assigned to the Purchaser on the Closing Date."

5. To the Purchaser's knowledge, the Sellers are in compliance with the LeeMAH Operating Targets as of the date of this Agreement other than clause
(ii) of the LeeMAH Operating Targets as such clause was defined prior to the effectiveness of this Amendment. The Sellers acknowledge and agree that they are and will continue to use their best efforts to remain in compliance with the LeeMAH Operating Targets through the Closing Date (as such clause is defined herein).

6.   Section 10.1 (Definitions).
     --------------------------

     a. Section 10.1 of the Asset Purchase Agreement shall be amended by inserting the following terms with the following definitions thereof:

     i.  "Lectrolarm: Lectrolarm Custom Systems, Inc."

     ii. "Lectrolarm Holdback: as defined in Section 1.1(a)."

     iii. "Lectrolarm License: as defined in Section 7.3(z)."

     iv. "Lectrolarm Patent: Patent No. 4,974,088."

     v. "Lectrolarm Rate: the offered rate of the 30-day H.15 non-financial commercial paper at the close of trading on the last business day of each calendar month during which any portion of the Lectrolarm Holdback is retained by the Purchaser as such rate is reported by Bloomberg on page H15N030Y."

     vi. "Maxpro Litigation: Ultrak, Inc. v. Visual Security Technology Pty Limited and Christopher Davies (case number CV-S02-1217 LRH (LRL), filed on September 16, 2002 in United States District Court for the District of Nevada) and any investigations, discovery, appeals, judgments, decisions, settlements, counterclaims, countersuits, or alternative dispute resolutions arising therefrom or related thereto."

     b. Section 10.1 of the Asset Purchase Agreement shall be amended by amending the following terms:

     Clause (ii) of the definition of "LeeMAH Operating Targets" shall be amended to read in its entirety as follows:

     "between December 5, 2002 and the Closing, Sellers shall sustain a production rate of Manufactured Products at a rate in excess of the order input rate during such time period;"

7. Representation of the Sellers. The Sellers hereby represent and warrant to the Purchaser that the Ultrak Board, at a meeting duly called and held, duly and unanimously (by all members present) adopted resolutions approving this Amendment and the transactions contemplated hereby and such resolutions are the only resolutions necessary in order for the transactions contemplated by this Agreement to comply with Ultrak's charter and bylaws. This Amendment has been duly executed and delivered by the Sellers, and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, except to the extent of the Enforceability Exceptions.

8. Covenant of the Sellers. The Sellers hereby covenant and agree that promptly after the execution of this Amendment, Ultrak shall mail supplemental proxy material to its stockholders reflecting this Amendment and resolicit stockholder approval of the transactions contemplated by the Asset Purchase Agreement and file such supplemental proxy material with the SEC.

9. Asset Purchase Agreement Remains in Effect. Except as expressly amended herein, the Asset Purchase Agreement shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Asset Purchase Agreement.

10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11. Governing Law. This Amendment will be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                SELLERS:
                                 ULTRAK, INC.


                                 By: /s/ Chris T. Sharng
                                    -------------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  Senior Vice President and CFO


                                 ULTRAK OPERATING, L.P.
                                 By: Ultrak GP, Inc., its sole General Partner


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK GP, INC.


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK LP, INC.


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK OHIO, INC.


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO



                                 ULTRAK (ASIA PACIFIC) PTY. LTD.


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  Director and CFO


                                 ULTRAK DEUTSCHLAND GMBH


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK (SA) (PROPRIETARY) LIMITED


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  Director and CFO


                                 ULTRAK ITALIA, SpA


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK (ASIA) PTE. LTD.


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO



                                 ULTRAK POLSKA, Sp.z. O.O


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  Director and CFO


                                 ULTRAK HOLDINGS LIMITED


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  CFO


                                 ULTRAK (UK) LIMITED


                                 By: /s/ Chris T. Sharng
                                    ----------------------------------
                                    Name:   Chris T. Sharng
                                    Title:  Director and CFO


                PURCHASER:


                                 HONEYWELL INTERNATIONAL INC.



                                 By: /s/ Roger Fradin
                                    ----------------------------------
                                    Name:   Roger Fradin
                                    Title:  President, ACP

                               Exhibit 7.3(z)

                        Lectrolarm License Agreement

                         AMENDED LICENSE AGREEMENT

     This is an agreement ("AGREEMENT") dated and effective as of the 1st day of December 2002 ("EFFECTIVE DATE") by and between Lectrolarm Custom Systems, Inc. with offices located at 3120 Summer Avenue, Memphis, Tennessee 38112 ("LECTROLARM") and Ultrak, Inc. with offices located at 1301 Waters Ridge Drive, Lewisville, Texas 75057 ("ULTRAK").

                                 RECITALS
                                 --------

WHEREAS Lectrolarm is the owner of all rights, title and interest in U.S. Patent No. 4,974,088 entitled "Remote Control Apparatus for a Rotating Television Camera Base" which involves a programmable camera base remote control technology that is extensively used in surveillance, video-conferencing and pan/tilt/zoom camera control systems ("'088 PATENT");

WHEREAS Ultrak is engaged in the manufacture and selling of remote camera technology that involve pan and tilt cameras that pre-set tours;

WHEREAS Lectrolarm is currently involved in a patent infringement court proceeding in the U.S. District Court for the Eastern District of California (CIV F-01-6171 OWW DLB) against PELCO Sales, Inc. ("PELCO") concerning allegations of infringement by PELCO of the claims of the `088 Patent; and

WHEREAS Ultrak is interested in obtaining a license from Lectrolarm to manufacture and sell its products that fall within one or more claims of the `088 Patent, and Lectrolarm is desirous of granting Ultrak a license under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to be bound as follows:

                          ARTICLE 1 - DEFINITIONS
                          -----------------------

     The following terms shall have the meanings set forth below.

     1.1 "AFFILIATE" is any entity that directly or indirectly controls, is controlled by, or is under common control with a Party, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise. The term affiliate shall not now or in the future directly or indirectly include Pelco, Sony, Sensormatic (or Tyco), Kalatel and/or Vicon or any affiliate, subsidiary, parent or partner of Pelco, Sony, Sensormatic (or Tyco), Kalatel, or Vicon.

     1.2 "CALENDAR QUARTER" is the usual and customary calendar quarter, used for internal accounting purposes, of three (3) calendar months.

     1.3 The term "INFRINGEMENT" shall also include contributory infringement and/or inducement to infringe.

     1.4   "INITIAL ROYALTY" shall have the meaning as set forth in Section
3.1 below.

     1.5 "LICENSED PRODUCTS" means all products made by or for, used, imported, sold or offered for sale by Ultrak that would infringe the `088 Patent but for the License, including but not limited to Dome Products.

     1.6 "DOME PRODUCTS" means the pan and tilt camera domes, which incorporate a memory, which products are listed in Exhibit A.

     1.7 "NET SALES" means the invoice price (or if no invoice, the price reflected in other transactional documentation) on sales by Ultrak or its Affiliates of Dome Products to a third party, less the following amounts:
(a) credits or allowances actually granted upon claims, discounts or returns, (b) freight and insurance charges paid for delivery, and (c) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party.

     1.8   "NOTIFY" OR "NOTICE" shall have the meaning as set forth in
Section 11.2 of this Agreement.

     1.9 "PARTIES" OR "PARTY" as used in this Agreement means Lectrolarm and Ultrak.

     1.10 "U.S. PATENT NO. 4,974,088" or "THE `088 PATENT" means U.S. Patent No. 4,974,088 and any patent applications, re-issues, renewals, substitutions, re-examinations, extensions, divisionals or continuations filed or pending in the U.S. Patent & Trademark Office which claim priority to U.S. Patent No. 4,974,088, and all foreign counterparts thereof.

     1.11 "ROYALTY" shall mean the Initial Royalty, Additional Royalty and the Running Royalty.

     1.12 "ROYALTY BEARING COMPONENTS" means the components of the Licensed Products, or any other components that involve pan and tilt video camera systems that have pre-set tours (presently existing or introduced in the future).

     1.13  "RUNNING ROYALTY" shall have the meaning as set forth in Section
3.3 of this Agreement.

     1.14 "TERM" shall have the meaning as set forth in Section 2.5 of this Agreement.

     1.15  [intentionally omitted]

     1.16 "LICENSE" shall mean the License granted under the terms of this Agreement.

                    ARTICLE 2 - LECTROLARM LICENSE GRANT
                    ------------------------------------

     2.1 License. Subject to the terms and conditions of this Agreement, Lectrolarm grants to Ultrak a limited personal non-exclusive license under the `088 Patent to make, have made, use, import, sell, and offer for sale, in the United States, the Licensed Products and Royalty Bearing Components for the Term. The License extends to all distributors, resellers and Affiliates of Ultrak. This License shall commence on the Effective Date. No license shall be directly or indirectly provided hereby to Pelco, Vicon, Sensormatic (or Tyco) or Kalatel.

     2.2 Royalty. The License as set forth in Section 2.1 shall be subject to a Running Royalty as defined in Section 3.4 below, payable until the end of the Term. Any Royalty obligations due and owing at the expiration or termination of the license shall remain due and payable in accordance with the payment provisions of Article 3 below.

     2.3 Marking. Ultrak agrees, as soon as is practicable, to mark its Licensed Products and Royalty Bearing components and related literature and packaging with the following: "Sold under License U.S. Patent No. 4,974,088." Ultrak agrees to modify the above-noted patent marking to add the patent numbers of any additional U.S. patents which may be issued to Lectrolarm from any continuation applications, reissue applications, divisional or reexaminations of the `088 Patent which become licensed to Ultrak pursuant to the License.

     2.4 No Sublicensing. Except as specifically set forth in this Agreement, the rights licensed in this Agreement may not be sublicensed by Ultrak.

     2.5   Term. The Term of this Agreement and the license set forth in
Section 2.1 shall commence on the Effective Date and expire on the latest expiration date of the `088 Patent, as defined herein.

                        ARTICLE 3 - ROYALTY PAYMENTS
                        ----------------------------

     3.1 Initial Royalty. Ultrak shall pay Lectrolarm six hundred and fifty thousand U.S. Dollars ($650,000) as a fully paid-up Initial Royalty for the license granted in Article 2 above. The Initial Royalty shall cover, include and extinguish any and all royalties for Net Sales of Licensed Products and Royalty Bearing Components made prior to the Effective Date of this Agreement. Two hundred and fifty thousand U.S. Dollars ($250,000) of this initial royalty shall be payable within forty five (45) days of the Effective Date and the remaining four hundred thousand U.S. Dollars ($400,000) of this Initial Royalty shall be payable in two equal installments, the first by January 15, 2004 and the second by March 15, 2004.

     3.2   [intentionally omitted]

     3.3 Quarterly Running Royalty. In further consideration for the License granted herein, Ultrak shall pay Lectrolarm a Running Royalty. The quarterly Running Royalty shall accrue from and after the Effective Date but the first payment thereof shall be due on or before March 15, 2004. The first quarterly payment of the Running Royalty shall cover all sales of the Licensed Products and the Royalty Bearing components starting from Effective Date up to December 31, 2003 and shall be calculated according to the Running Royalty Rate. Subsequent Calendar Quarter Running Royalty payments shall be paid on the last day of the calendar month following the end of the Calendar Quarter.

     3.4 Running Royalty Rate. The commercially reasonable rate for the Running Royalty is ordinarily five percent (5%) of Net Sales of the Licensed Products and the Royalty Bearing Components. Because Ultrak is the first licensee to the `088 Patent and has agreed to willingly take a license, the Running Royalty is discounted to be equal to three point three percent (3.3%) of Net Sales of the Dome Products.

     3.5 Minimum Royalty Payments. Ultrak shall not have any minimum royalty obligations under this Agreement.

     3.6 Place for Payment. All Royalty payments shall be made in U.S. dollars by Ultrak to Lectrolarm at 3120 Summer Avenue, Memphis, Tennessee 38112 or to such other address as Lectrolarm shall designate in its discretion.

     3.7 Late Payments. The Running Royalty quarterly payments shall be due on the first day of the calendar month for the preceding Calendar Quarter.
In the event that Ultrak is delinquent on its Initial Payment or Running Royalty payment after thirty (30) days, then Ultrak shall pay a late payment fee of one and one-half percent (1 1/2%) per month, and upon Ultrak's continued failure to make the required payment, after Lectrolarm giving sixty (60) days written notice to Lectrolarm shall have the right to immediately terminate this Agreement and license. Ultrak's royalty obligations owed up to such terminations shall survive any termination.

     3.8 Royalty Payment Suspension. If at any time one or more claims of the `088 patent is held to be invalid so that there are no infringing products, then Ultrak's obligations to make any payments under this agreement shall be suspended. If any such holding of invalidity is reversed on appeal, then within 30 days, Ultrak shall resume payments including payment of any and all accrued amounts during the suspension. Ultrak shall have no obligation to pay any accrued amounts if such holding of invalidity is not appealed or reversed on appeal.

                     ARTICLE 4 - MOST FAVORED LICENSEE
                     ---------------------------------

     4.1 During the Term, Lectrolarm shall offer to Ultrak 65% of the royalty rate that Lectrolarm licenses the `088 Patent to any other Licensee. The new royalty rate shall be available to Ultrak on a go-forward basis commencing on the date that Lectrolarm notifies Ultrak of the lower royalty rate it has granted to any other Licensee. In no event shall the terms of this Section apply to reduce royalty rates granted to Lectrolarm's licensees, other than Ultrak.

               ARTICLE 5 - ULTRAK RECORD KEEPING AND REPORTS
               ---------------------------------------------

     5.1 Ultrak shall keep accurate books and records of the Net Sales of the Licensed Products and Royalty Bearing Components, and all payments due Lectrolarm hereunder. Ultrak shall deliver to Lectrolarm written reports of Net Sales of Dome Products and during the preceding Calendar Quarter on or before the thirtieth (30th) day following the end of each Calendar Quarter ("Royalty Reports". Such Royalty Reports shall include a summary of the Dome Products sold and revenue received for the relevant time period.

     5.2 Lectrolarm shall have the right at its own expense on an annual basis, after providing seven (7) days advance Notice to Ultrak, to have access to Ultrak's books and records during reasonable business hours for the sole purpose of auditing the Royalty Reports (and supporting books and records) or verifying Royalties payable as provided for in this Agreement. During the inspection, Lectrolarm shall solicit or receive only information relating to the accuracy of the Royalty Report and the Royalty payments made according to this Agreement. Ultrak shall be entitled to withhold approval of said accountant unless the accountant agrees to sign a commercially reasonable confidentiality agreement with Ultrak which will obligate such accountant to hold the information it received from Ultrak in confidence except for information necessary for disclosure for Lectrolarm to establish the accuracy of the Royalty Reports and/or Royalty payments. In the event that such an audit reveals Royalties due and owed in Lectrolarm's favor by more than ten percent (10%) of Royalties paid, Ultrak shall promptly reimburse Lectrolarm for the audit expenses and such Royalties owed.

             ARTICLE 6 - MUTUAL RELEASE AND COVENANT NOT TO SUE
             --------------------------------------------------

     6.1 In consideration of the payments, covenants and releases described herein, Lectrolarm hereby releases Ultrak from any and all manner of action or actions, cause or causes of action, claims for damages, suits, debts, attorneys' fees, damages, sums of money or claims of any type whatsoever, relating to the `088 Patent which existed or may have existed on or before the Effective Date, including but not limited to all claims for patent infringement.

     6.2 In consideration of the covenants and releases described herein, Ultrak hereby releases and forever discharges Lectrolarm and its Affiliates from any and all manner of action or actions, cause or causes of action, claims for damages, suits, debts, attorneys' fees, damages, sums of money or claims of any type whatsoever, whether know or unknown, relating to the `088 Patent which existed or may have existed on or before the Effective Date.

     6.3 Subject to the terms and conditions of this Agreement, Ultrak, on behalf of itself and its Affiliates, covenants and agrees not to:

(i) initiate, engage or assist in any proceeding, to invalidate or render unenforceable any claim of the `088 Patent;

(ii) aid, participate with, collaborate with or assist any other person or entity in that person's or entity's proceeding to invalidate or render unenforceable any claim of the `088 Patent, except as required by court order or subpoena.

     6.4 If Ultrak breaches the provisions of Section 6.3, Lectrolarm shall have the right to terminate the License granted under this Agreement.

     6.5 Ultrak, on behalf of itself and its Affiliates, stipulates and acknowledges that the `088 is valid and enforceable.

                          ARTICLE 7 - TERMINATION
                          -----------------------

     7.1 Except as set forth in Section 3.8 of this Agreement, Ultrak or Lectrolarm may terminate this Agreement upon ninety (90) days prior written notice of any material breach or default of the other Party of any material provision of this Agreement. Such written notice shall be sent to the other party in accordance with Section 11.2. Termination shall become effective at the end of the ninety (90) days period unless during such period the party alleged to be in breach or default cures the breach or default. This Agreement will remain in full force and effect during any ninety (90) days cure period.

                 ARTICLE 8 - WARRANTIES AND REPRESENTATIONS
                 ------------------------------------------

     8.1 Lectrolarm. The License provided herein is provided to Ultrak "AS IS" without warranty of any kind LECTROLARM HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT.

     8.2   Ultrak.
       (a) Ultrak represents and warrants that, since January 1, 1995, to the best of its ability, it has fully accounted to Lectrolarm for all sales and manufacturing of the Licensed Products and Royalty Bearing Components made by Ultrak, its Affiliates or any third parties that have manufactured or sold Licensed Products or Royalty Bearing Components by or on behalf of Ultrak. Ultrak further represents and warrants that the list of Dome
Products set forth in Exhibit A accurately reflects a complete list of the current Ultrak products falling within the definition of Dome Products. Ultrak shall promptly update Exhibit A during the Term upon the occurrence of any material changes to its Dome Products, and shall promptly Notify Lectrolarm of any such changes.

     (b) Ultrak also represents that from January 1, 1995 through the Effective Date (i) its sales of Licensed Products and Royalty Bearing Components have been approximately twenty-six million U.S. Dollars ($26,000,000) and (ii) Ultrak sales of its Dome Products are approximately 93% of Ultrak's total sales of the Licensed Products.


                        ARTICLE 9 - INDEMNIFICATION
                        ---------------------------

     9.1 Ultrak hereby indemnifies Lectrolarm and its Affiliates from and against any losses, damages, fines, penalties, costs, assessments, awards, and legal expenses, including attorney's fees, that arise out of or result from any claims, charges, complaints, causes of actions or judgments relating to Ultrak's Licensed Products or Royalty Bearing Components or related by circumstances to the existence of this Agreement or performance under or in contemplation of it.

                     ARTICLE 10 - CONSEQUENTIAL DAMAGES
                     ----------------------------------

     10.1 IN NO EVENT WILL LECTROLARM BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT WHETHER OR NOT LECTROLARM HAD KNOWLEDGE OF ANY SUCH CLAIM IN ADVANCE.

                         ARTICLE 11 - MISCELLANEOUS
                         --------------------------

     11.1 Nothing in this Agreement shall be deemed or construed as an admission of liability by either Party with respect to any of the claims or counterclaims in the Lawsuit.

     11.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by facsimile or other telegraphic means: In the case of Lectrolarm:

         Lectrolarm, Inc.
         3120 Summer Avenue
         Memphis, Tennessee 38112
         Facsimile: 901-327-4192

With a copy to:

         Gary M. Hoffman, Esq.
         Dickstein Shapiro Morin & Oshinsky, LLP
         2101 L Street, NW
         Washington, D.C. 20037
         Facsimile: 202-887-0689

In the case of Ultrak:

         Ultrak, Inc.
         Attn: General Counsel
         1301 Waters Ridge Drive
         Lewisville, Texas 75057
         Facsimile: 972-353-6492

With a copy to:

         George R. Schultz
         Schultz & Associates, P.C.
         One Lincoln Centre
         5400 LBJ Freeway, Suite 525
         Dallas, Texas 75240
         Facsimile:  972-991-8910

Such addresses may be altered by written notice given in accordance with this Article 11.2.

     11.3 Assignment. With the sale of its business, Ultrak may assign this Agreement or any rights granted hereunder upon five (5) days prior written notice to Lectrolarm. Not withstanding this provision, Ultrak may not assign this Agreement or any rights hereunder to Pelco, Sony, Sensormatic (or Tyco), Vicon, or Kalatel without the prior written consent of Lectrolarm. This Agreement shall bind and inure to the benefit of the respective Parties hereto and their successors and assigns. Lectrolarm may assign this Agreement or any rights and obligations contemplated herein upon written notice to Ultrak. Upon any such assignment, the assignee shall become subject to all of the terms and conditions of this Agreement, arising from such Agreement and Ultrak shall be released from any liability or obligation under this Agreement for any events occurring after such assignment.

     11.4 Force Majeure. Any delays in or failures of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

     11.5 Relationship of Parties. The Parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the Parties a relationship of principal and agent, partners, joint venturers or employer and employee. No Party shall hold itself out to others or seek to bind or commit the other Party in any manner inconsistent with the foregoing provisions of this Article.

     11.6 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lectrolarm to Ultrak are, for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The parties agree that Ultrak, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a Bankruptcy Code case is commenced by or against Lectrolarm and this Agreement is rejected as provided in the Bankruptcy Code, then Lectrolarm (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit Ultrak to exercise its rights under this Agreement. All rights, powers and remedies of Ultrak provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter exiting at law or in equity (including, without limitation, the Bankruptcy Code) in the even of any such commencement of a bankruptcy proceeding by or against Lectrolarm. Ultrak, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

     11.7 Integration. It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither Party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. The Parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

     11.8 Other Disputes. Issues or disputes pertaining to parties, products or processes not specifically included within the terms and provision of this Agreement are outside the scope of this Agreement.

     11.9 Headings. The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

     11.10 Construction. The Parties agree and acknowledge that this Agreement is the product of both parties and shall not be construed against either party.

     11.11 Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties shall be governed by the laws of the State of New York. Any disputes arising out of this Agreement shall be finally settled before the Federal or State courts for the State of New York in New York City.

     11.12 Execution of Agreement in Counterparts. This Agreement may be executed in two counterparts, and execution by each Party of one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the Parties hereto caused the Agreement to be duly executed by their respective authorized officers as of the day first written above.



LECTROLARM CUSTOM SYSTEMS, INC.             ULTRAK, INC.

  By: /s/ W.V. Smith                        By:  /s/ Chris T. Sharng
     --------------------------------          --------------------------------

    Its: President                          Its:  Senior Vice President
                                                  and Chief Financial Officer
        -----------------------------              ----------------------------

    Date:  12/6/02                          Date:  December 6, 2002
         ----------------------------              ----------------------------

                                 EXHIBIT A
                                 ---------


                                 Material
---------------------------------------------------------------------------
KD6QW4N1           KD6 UD WTHR IX470 CLR BTM LNR 2
KD6SV1N1           KD6, KD6 PKG VICON REP, EX48 SM
KD6QR4NH           KD6 PKG IX470 NTSC RUGGEDIZE CL
KD6SD2N1           ULTRADOME IX47 DC SMK WHT TRM S
KD6QD2N4           KD6, PKG KD6 DC NTSC EX480 SMK/
KD6QB1N4           KD6, PKG KD6 BLK PEN EX480 SMK/
KD6QW1N1           KD6 UD WTHR IX470 SMK LNR 24V H
KD6SP1N1           KD6 UD IX47 NTSC PEND SMK/BLK T
KD6SW4N1           KD6 UD WTHR CLR BTM LNR IX47 24
KD6QR1NH           KD6 PKG RUG SMK W/IX470 NTSC HT
KD6SD1N1           ULTRADOME W/IX47 DRCLN TP SMBTM
KD6SD4N1           KD6 UD IX47 NTSC DC CLR DM BLK
KD6SP2N1           KD6 IX47 NTSC IND PNDT SMK WH T
KD6QR1NJ           KD6, KD6 PKG RUG IX470 NTSC SMK
KD6SW1N1           KD6 UD WTHR IX47 SMK LNR 24 V H
KD6QW4N4           KD6, PKG KD6 IX470 NTSC WX, CLR
KDZ8HPSN2          MV, KD6Z PKG 8" PENDANT SMK 24V
KD6SR1NF           KD6, KD6 PKG EX48 NTSC RUGGED S
KD6QR4N1           KD6 PKG IX470 RUGGED CLEAR NO F
KD6QD4N1           KD6 UD IX470 NTSC DR CLN CLR/BL
KD6QD2N1           KD6 UD IX470 NTSC DC SMK/WHT TR
KD6QE4NA           KD6 PKG IX470 CLR PRES NTSC 14
KD6SD4N4           KD6, KD6 PKG DC CLR/BLK EX48 NT
KD6SD2N4           KD6, KD6 PKG DC SMK/WHT IX47 NT
KD6QW1N4           KD6 PKG IX470 NTSC WX SMOKED CA
KD6QR4NG           KD6, KD6 PKG RUG EX480 NTSC CLR
KD6QD5N4           KD6 PKG IX470 DC CLR/WHT NTSC C
KD6QW4P1           KD6, KD6 PKG EX480 PAL CLR WX S
KD6SD5N1           ULTRDM FCBIX47 DC CLR DM WHTRM
KD6QR4NF           KD6, KD6 PKG IX470 RUGGED CLR W
KD6SR1NJ           KD6, KD6 PKG RUG IX47 NTSC SMK
KD6QR4NJ           KD6, KD6 PKG RUG EX480 NTSC CLR
KD6SP4N1           KD6 UD IX47 NTSC PEN CLR BLK TR
KD6QP2N4           KD6, KD6 PKG WHT PEN 480 NTSC S
KD6QR1N1           KD6, KD6 PKG RUGGEDIZED IX470 N
KD6QP2N1           KD6 UD IX470 NTSC PEND SMK/WHT
KDZ8HWTN2          MV, KD6Z PKG WEATHER DOME NTSC
KDZ8HWSN2          MV, KD6Z PKG WEATHER DOME NTSC
KD6SR4NH           KD6, KD6 PKG IX47 NTSC RUGGED C
KD6SE1NA           KD6 PKG IX47 SMK PRES NTSC 14 P
KD6QP1N1           KD6 UD IX470 NTSC PEND SMK/BLK
KD6SP1N4           KD6, KD6 PEND WHT IX47 NTSC SMK
KD6SDCN1           KD6 UD IX47 NTSC DC HLF-GLD/GLD
KD6SW4N4           KD6, KD6 PKG WX DOME EX48 CLEAR
KDZ6HD2N2          MV, KD6Z PKG 6" DC SMK/WHT 24VA
KD6QE1NA           KD6 PKG IX470 SMK PRES NTSC 14
KD6SR1NH           KD6, KD6 PKG RUGGED IX47 NTSC S
KD6QP5N1           KD6 UD IX470 NTSC PEND CLR/WHT
KD6SP2N4           KD6, KD6 PKG IX47 WHT PEND SMK/
KD6SR4N1           KD6, KD6 PKG IX47 RUGGEDIZED CL
KDZ6HD1N2          MV, KD6Z 6" DROP CEIL SMK/BLK 2
KD6SW1N4           KD6, KD6 PKG IX47 WX SMK NTSC C
KD6QD1N4           KD6, KD6 PKG DC EX480 SMOKED/BL
KD6SR1N1           KD6, KD6 PKG RUGGEDIZED EX48 NT
KD6QDCN1           KD6 IX470 NTSC DC HLF-GLD/GLD S
KD6QP1N4           KD6, KD6 PKG IX470 NTSC WHT PEN
KD6QW4NA           KD6, PKG KD6 IX470 NTSC WX, CLR
KD6QD1N1           KD6 UD IX470 NTSC DC SMK/BLK TR
KD6SR4NJ           KD6, KD6 PKG RUG EX48 NTSC CLR
KD6SD5N4           KD6, KD6 PKG DC W/EX47 NTSC CLR
KD6SP4N4           KD6, KD6 PKG PEN EX48 NTSC CLR/
KD6QW1P4           KD6, KD6 PKG WX EX480 PAL SMOKE
KD6SP5N1           KD6 IX47 NTSC PEND CLR/WH TR RN
KDZ6HD4N2          MV, KD6Z PKG 6" DROP CLR/BLK 24
KDZ6HD2N1          MV, KD6Z PKG 6" DC SMK/WHT 12VD
KD6QS4N4           KD6, KD6 PKG SOFFIT WX CLEAR EX
KDZ6HD1N1          MV, KD6Z 6" DROP CEIL SMK/BLK 1
KDZ8HPTN2          MV, KD6Z PKG 8" PENDANT CLEAR 2
KD6QDNN1           KD6, KD6 IN 9" DC TOP CAN, RUGG
KD6QS1N1           KD6, KD6 PKG SOFFIT WX SMK EX48
KDZ8HPSN1          MV, KD6Z PKG 8" PENDANT SMK 12V
KD6QW4P4           KD6, KD6 PKG CLR WX EX480 PAL C
KDZ8FWS00          MV, KD6Z PKG FXD CAMERA WX DOME
KD6QD5N1           SS4, KD6 PKG EX480 NTSC DC CLR/
KD6QR2N4           KD6, KD6 PKG RUGGED EX480 NTSC
KD6QR4N4           KD6 PKG IX470 NTSC RUGGED CLR C
KD6SDAN1           KD6 UD IX47 NTSC DC HLFGLD/BLK
KD6SD1N4           KD6, KD6 PKG DC SMK/BLK EX48 NT
KD6QE4NM           KD6, KD6 PKG PRESS EX480 NTSC C
KD6QP4N1           KD6 UD IX470 INDR PND CLRDM BLK
KDZ6HD5N2          MV, KD6Z PKG 6" DC CLR/WHT 24VA
KD6QR1N4           KD6, KD6 RUGGEDIZED IX470 NTSC
KD6QD1NM           KD6, PKG KD6 DC EX480 NTSC SMK/
KDZ8FPS00          MV, KD6Z PKG FXD CAMERA PEND DO
KDZDHPTN1          DEMO SYSTEM, KD6 EZ-SERIES CLEA
KD6QD4NM           KD6, PKG KD6 DC EX480 NTSC CLR/
KD6SP1P1           SS4, KD6 PKG IX47 PAL PEND SMK/
KD6QDAN1           KD6 UD IX47 NTSC DC HLF GLD/BLK
KD6SE4NA           KD6 PKG IX47 CLR PRES NTSC 14 P
KD6QW4NM           KD6, PKG KD6 WX EX480 NTSC CLR
KD6QW1NM           KD6, PKG KD6 WX EX480 NTSC SMK
KD6QP1NM           KD6, PKG KD6 PEN EX480 NTSC SMK
KD6SP5N4           KD6, KD6 PKG IX47 PEND CLR/WHT
KD6QD2NM           KD6, PKG KD6 DC EX480 NTSC SMK/
KD6QP4N4           KD6, KD6 PKG PEN EX480 CLEAR/BL
KD6SD1NM           KD6, PKG KD6 DC EX48 NTSC SMK/B
KD6SW4P4           KD6, KD6 PKG WX CLR EX48 PAL CA
KD6QD4N4           KD6, KD6 PKG DC W/EX480 CLR/BLK
KDZ6HD5N1          MV, KD6Z PKG 6" DC CLR/WHT 12VD
KDZ8HPTN1          MV, KD6Z PKG 8" PENDANT CLEAR 1
KD6RDEM1           DEMO, KD6 RUG NTSC NO CAMERA/CA